                                  REFUSAL AGREEMENT


         CASCADE CORPORATION (Cascade) and WILLIAM J. HARRISON (Harrison) and COUPHAR LTD. (together referred to as Couphar) agree as follows:

1.  Interpretation

    (a)  Definitions

    For purposes of this Agreement:

"business day" means a day other than a Saturday, Sunday or a statutory holiday in Oregon;

"Common Shares" means shares of common stock of Cascade or any successor corporation;

"Couphar Common Shares" means at any time the number of Common Shares which Couphar would hold if all Exchangeable Shares were exchanged for Common Shares prior to such time;

"Current Market Price" means, in respect of a Common Share on any date, the average of the closing prices (or, if there is no closing price on such date, the average of the closing bid and ask prices) of Common Shares on the New York Stock Exchange (the "NYSE") on each of the ten (10) consecutive trading days before such date, or, if the Common Shares are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors of Cascade for such purpose; provided, however, that if there is no public distribution or trading activity of Common Shares during such period, then the Current Market Price of a Common Share shall be determined by the Board of Directors of Cascade which determination by the Board of Directors of Cascade shall be conclusive and binding;

"Exchangeable Shares" means at any time the Exchangeable Shares of the Purchaser held by Couphar at such time;

"Excluded Shares" means shares of a corporation which either:

    (a) are excluded from participation in gains and losses (including distributions) on the Exchangeable Shares and Common Shares arising on exchange thereof, or

    (b) have been issued only for the purpose of enabling a Member of the Immediate Family to make tax effective charitable donations provided that such shares are retired reasonably promptly after their issue.

"Member of the Immediate Family" means any one of:

         (i)       Harrison and his personal representatives;
         (ii)      the spouse of Harrison;

         (iii) any issue of Harrison or a spouse of Harrison or the issue of Harrison's deceased brother;
         (iv) any trust of which all of the beneficiaries are any one or more of the persons named in (i), (ii) and (iii) above;
         (v) any corporation all of the issued shares (except Excluded Shares) of which at any time and from time to time are beneficially owned by one or more persons named in clauses
                   (i), (ii) and (iii) above or held by the person named in clause (iv) above provided that Harrison or his personal representatives control (as that term is defined in the Business Corporations Act (Ontario)) such corporation at all times;

"open market" includes a stock exchange, a dealer quotation system and off-floor block trading activities;

"Purchaser" means Cascade (Canada) Holdings Inc. and its successors;

"Registration Rights Agreement" means an agreement dated the date hereof between Cascade and Couphar Ltd. providing for registration rights to Couphar in certain circumstances; and

"Shareholders Agreement" means an agreement of even date herewith between the Trustees of the Robert C. Warren and Nani Swigert Warren Revocable Trust and Couphar.

    For purposes of this agreement, Couphar shall be deemed to own all Exchangeable Shares owned by any Member of the Immediate Family to which Couphar has transferred such shares and any Common Shares resulting from the exchange of such Exchangeable Shares.

2.  Purpose

    Cascade is at this date acquiring all outstanding shares of Kenhar Corporation. Payment made by Cascade includes issuance to Couphar of 1,100,000 Exchangeable Preferred Shares of Purchaser. Each Exchangeable Share may be exchanged for one share of Cascade common stock pursuant to the provisions of such Exchangeable Shares and agreements related thereto. Common Shares are presently publicly traded and are listed on the New York Stock Exchange. This Agreement is intended to set forth certain obligations of Couphar with respect to the sale of Exchangeable Shares and Common Shares received upon exchange of Exchangeable Shares and certain rights of Cascade with respect to such Common Shares.

3.  Permitted Transfers of Shares

    (a)  Harrison covenants and agrees with Cascade that:

         (i) Couphar will not sell, assign or transfer any of the Exchangeable Shares except to a Member of the Immediate Family, Cascade or the Purchaser and except for pledges to secure bona fide borrowings provided that: (A) the pledgee is not entitled to take title to the Exchangeable Shares or exercise any of the rights, except the right of retraction but including rights under the Registration Rights Agreement, of Couphar in relation thereto and (B) shares received on retraction will be subject to all restrictions which would apply to Couphar under agreements or statute;

         (ii) Couphar will always be controlled by Harrison or, after his death, by his personal representatives or Members of the Immediate Family;

         (iii) If Exchangeable Shares are transferred to a Member of the Immediate Family which is a corporation or a trust, Harrison will cause such transferee to continue to be a Member of the Immediate Family for so long as such transferee holds such shares or Common Shares arising on exchange thereof; and

         (iv) Couphar shall not sell any Common Shares acquired in exchange for the Exchangeable Shares except for:

                   (A) shares which have first been offered to, and not purchased by Cascade, pursuant to clause 3(b) or 3(c)(i) below which are either

                   (i) sold in the open market through a member firm of the National Association of Securities Dealers during the 90 days following the effective date of the registration statement to which the RR Notice referred to in such clause relates or

                   (ii) sold to an underwriter during the 90 days following the effective date of the registration statement to which the RR Notice referred to in such clause relates provided that if (I) the underwriter has required that the price thereunder be at least 25% below the price at which such shares were offered to Cascade pursuant to clause 3(b) below and (II) Couphar has decided to complete such sale at such price, then Cascade shall be entitled, within 24 hours of being so notified in writing, to agree in writing with Couphar to purchase all such shares at such price as reduced and to pay all fees and commissions which would have been payable to such underwriter.

                   (B) shares which have first been offered to, and not purchased by, Cascade pursuant to clause 3(c) below which are sold pursuant to the provisions of paragraph 4 or 5 of the Shareholders Agreement or are sold during the 90 days following such offer to Cascade either

                   (i) in the open market through a member firm of the National Associatioin of Securities Dealers if such shares are purchasable by Cascade at Current Market Price or

                   (ii) to the buyer identified pursuant to clause 3(c) below with such buyer purchasing all of the shares so offered at a price not less than the price so identified.

                   (C) total sales by or for the benefit of Couphar or Members of the Immediate Family in the open market through a member of the National Association of Securities Dealers of not more than 110,000 Common Shares (as presently constituted) in the aggregate during any period of 30 consecutive days, provided that this exception may not be relied on if after giving effect to sales effected pursuant to clause 3(b) below more than 110,000 Common Shares (as presently constituted) in the aggregate would have been sold by such persons or entities in the immediately preceding 30 days;

                   (D) sales pursuant to a tender offer made by any person (except Cascade) for all Common Shares (except those held by Cascade) or made by Cascade or a consolidation, merger or reorganization of Cascade or any of its subsidiaries, which, in each such case, provides to all holders (assuming exchange of the Exchangeable Shares) of Common Shares resident in Canada and the U.S.A. the same terms and conditions and the same consideration per Common Share; and

                   (E) sales pursuant to a tender offer made by a person (except Cascade) to which clause (D) would apply except that such offer is for less than all Common Shares where the Couphar Common Shares to be tendered into such offer have first been offered to, and not purchased by, Cascade pursuant to clause 3(c) below.

    (b) Couphar agrees that any notice (an "RR Notice") given by Couphar on its own behalf or on behalf of a Member of the Immediate Family pursuant to the Registration Rights Agreement shall be deemed to be an offer (the "Offer") by each such person giving such notice to sell all but not less than all of the Common Shares referred to in such notice at a price per share equal to the Current Market Price at the date of the Offer. Such Offer shall be open for acceptance by Cascade for 5 business days following the date of giving of the RR Notice by Cascade giving written notice ("Acceptance Notice") to Couphar. The Offer may only be accepted in respect of all shares referred to in such RR Notice.

    (c) Couphar may at any time by written notice (an "Offer") offer to sell to Cascade a number of Common Shares set out in such notice ("Offered Shares") either (i) at a price per share equal to the Current Market Price at the time of giving of such notice with the provisions of this clause applying to any sale proposed pursuant to paragraph 4 of the Shareholders Agreement or (ii) if such Offer identifies a buyer and is accompanied by a bona fide offer from a person dealing at arms length from Couphar, at the cash price per share set out in such Offer or
         (iii) if such Offer results from a notice given under paragraph 5 of the Shareholders Agreement and is accompanied by a copy of such notice, at the proposed selling price in such notice. Cascade may accept the Offer but only as to all but not less than all of the Common Shares referred to therein and only by giving written notice (an "Acceptance") to Couphar within 5 business days (in the case of a proposed sale to which clause 3(a)(iv)(E) or 3(c)(iii) applies) or 10 days (in any other case) after the making of the Offer.

    (d) The contract resulting under clause 3(a)(iv)(A)(ii)(II) or from the giving of an Acceptance Notice pursuant to clause 3(b) above or an Acceptance pursuant to clause 3(c) above, as the case may be, shall be completed at the address for notice of Cascade referred to in paragraph 4 hereof at 10:00 a.m. local time on the fifth business day following Cascade's agreement, the giving of the Acceptance Notice or the Acceptance, as the case may be, by delivery of share certificates duly endorsed with all signatures guaranteed for the common shares of Cascade subject thereto against payment by bank draft, bank cashier's cheque, certified cheque or another form of immediately available funds acceptable to the sellers. If Cascade has failed to cause to be delivered certificates for Common Shares required to be delivered by it on exchange of Exchangeable Shares, it shall accept in lieu of certificates for Common Shares, appropriately endorsed certificates for Exchangeable Shares representing the right to receive the Common Shares to be purchased by Cascade.

4.  Notices

    All notices and other communications between the parties pursuant to this Agreement shall be in writing and shall be delivered personally or by confirmed facsimile to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

    (a)  if to Cascade at:

         2020 S.W. Fourth Avenue, Suite 600
         Portland, Oregon 97201-4998

         Attention:  Executive Vice President
         Facsimile: (503) 274-1705

         with a copy, which shall not be notice, to:

         Newcomb, Sabin, Schwartz & Landsverk
         111 S.W. Fifth Avenue, Suite 4040
         Portland, Oregon 97204
         Facsimile: (503) 228-5472

    (b)  If to Harrison or Couphar at:

         27 Fox Run Drive
         R.R. #3
         Guelph, Ontario N1H 6H9

         Attention: William J. Harrison
         Facsimile: (519) 823-2856

         with a copy, which shall not be notice, to:

         Aird & Berlis
         Suite 1800, 181 Bay Street
         Toronto, Ontario M5J 2T9

         Attention:  J. P. Dawson
         Facsimile: (416) 863-1515

    Any notice or other communication delivered personally shall be deemed to have been given and received upon delivery thereof and if given by facsimile shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a business day in which case it shall be deemed to have been given and received upon the immediately following business day.

5.  Cascade Covenant

    Cascade shall include Couphar and its permitted transferees in any offer made generally to all other holders of Common Shares to repurchase any Common Shares.

6.  Choice of Law

    This Agreement shall be governed by, and interpreted and applied in accordance with, the laws of the United States and the State of Oregon.

7.  Termination

    This Agreement shall terminate and be of no further application after the first time when Couphar owns less than 250,000 Couphar Common Shares (as adjusted for stock dividends, splits and similar events affecting all Common Shares).

8.  Integration and Modification

    This Agreement represents the parties' entire agreement on the subject matter covered, and supersedes all prior agreements and understandings. Provisions of this Agreement may be amended or its observance waived generally or in particular only by a written instrument duly executed by each of the parties (or, in the case of a waiver, the waiving party).

    DATED this 11th day of March, 1997.



CASCADE CORPORATION                         COUPHAR LTD.



By                                          By
   ----------------------                 ----------------------

    Its                                     Its
       -----------------                        ----------------



---------------------------------------------------

                   William J. Harrison